Exhibit 99.1

CVD Equipment Corporation Reports

Second Quarter 2023 Financial Results

CENTRAL ISLIP, N.Y., (Business Wire) – August 14, 2023 - CVD Equipment Corporation (NASDAQ: CVV), today announced its financial results for the second quarter ended June 30, 2023.

Manny Lakios, President and CEO of CVD Equipment Corporation, commented, “As previously communicated, our order and revenue levels have historically fluctuated, which is often typical in the highly cyclical process equipment industry. As such, while we saw a year over year decline in second quarter revenue, we are pleased that our first half 2023 revenues of $13.8 million were 31.6% higher than the corresponding period in the prior fiscal year. We’ve made significant progress disposing of non-core entities, allowing our team to focus on our equipment product lines and compelling pipeline of customer opportunities in key strategic markets of high-power electronics, battery materials/energy storage and aerospace and defense. We remain committed to stay the course on our strategy to achieve consistent long-term profitability, with a focus on growth and return on investment.”

Second Quarter 2023 Financial Performance

●	Revenue of $5.1 million, down 12.7% year over year primarily due to lower system revenues
●	Orders for the second quarter increased to $12.9 million driven by demand in two of our three strategic markets
●	Backlog as of June 30, 2023 of $18.8 million, an increase from $12.0 million at March 31, 2023
●	Our gross profit margin percentage improved to 27.4% as compared to the prior year quarter due to a more profitable mix of contracts
●	Operating loss of $1.2 million
●	Net loss of $1.1 million or $0.16 basic and diluted share, compared to a net loss of $0.8 million or $0.12 per basic and diluted share during the prior year second quarter
●

Operating loss and net loss both include non-recurring charges of $0.3 million consisting of a loss on the sale of our Tantaline subsidiary of $0.2 million and an impairment charge of $0.1 million resulting from our decision to wind down our MesoScribe business later in 2023

●	Cash and cash equivalents as of June 30, 2023 of $13.0 million

Second Quarter 2023 Operational Performance

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Received approximately $8.7 million of multiple systems orders in the aerospace sector that will ship over the next 12 months. Also contributing to the second quarter order bookings was a battery nanomaterial production system of approximately $1.8 million.

●	We continue to make investments in both research and development and sales and marketing focused on our three key strategic markets.

www.cvdequipment.com | www.firstnano.com | www.stainlessdesign.com

●

In the high-power electronics market, while we have not received orders for our PVT150 to date in 2023, we continue our marketing efforts, including direct outreach to multiple potential customers as well as attendance at key silicon carbide related trade shows and conferences. The success of our PVT150 and PVT200 marketing efforts is dependent on the performance of our equipment in the field, overall market conditions, our customers’ ability to qualify their end product with their customers and their ability to obtain the funding required to purchase our equipment.

●	We completed the disposal of our Tantaline subsidiary in late May 2023.
●

On August 8, 2023, the Company entered into a purchase and license agreement with a third party to sell certain assets and license certain proprietary information of MesoScribe in exchange for $0.9 million. The purchase price is payable in several installments and contingent upon certain performance metrics and other milestones.

Management Conference Call and Webcast

The Company will hold a conference call to discuss its results today at 5:00 pm (Eastern Time). To participate in the live conference call, please dial toll free (877) 407-2991 or international (201) 389-0925. A telephone replay will be available for 7 days. To access the replay, dial (877) 660-6853 or international (201) 612-7415. The replay passcode is 13740382.

A live and archived webcast of the call will also be available on the company's website at www.cvdequipment.com/events. The archived webcast will be available at the same location approximately two hours following the end of the live event.

About CVD Equipment Corporation

CVD Equipment Corporation (NASDAQ: CVV) designs, develops, and manufactures a broad range of chemical vapor deposition, thermal processing, physical vapor transport, gas and chemical delivery control systems, and other equipment and process solutions used to develop and manufacture materials and coatings for industrial applications and research. Our products are used in production environments as well as research and development centers, both academic and corporate. Major target markets include high power electronics (silicon carbide), EV battery materials / energy storage (carbon nanotubes, graphene and silicon nanowires) and aerospace & defense (ceramic matrix composites). Through its application laboratory, the Company allows customers the option to bring their process tools to our laboratory and to work collaboratively with our scientists and engineers to optimize process performance.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by CVD Equipment Corporation) contains statements that are forward-looking. All statements other than statements of historical fact are hereby identified as “forward-looking statements, “as such term is defined in Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking information involves a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those discussed or anticipated by management. Potential risks and uncertainties include, among other factors, market and business conditions, the success of CVD Equipment Corporation’s growth and sales strategies, the possibility of customer changes in delivery schedules, cancellation of, or failure to receive orders, potential delays in product shipments, delays in obtaining inventory parts from suppliers and failure to satisfy customer acceptance requirements, competition in our existing and potential future product lines of business, including our PVT150 system; our ability to obtain financing on acceptable terms if and when needed; uncertainty as to our ability to develop new products for the high power electronics market; uncertainty as to our future profitability; uncertainty as to any future expansion of the Company; uncertainty as to our ability to adequately obtain raw materials and components from foreign markets in light of geopolitical developments; and other risks and uncertainties that are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and the Company’s other filings with the Securities and Exchange Commission. For forward-looking statements in this release, the Company claims the protection of the safe harbor of the Private Securities Litigation Reform Act of 1995. The Company assumes no obligations to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise. Past performance is not a guarantee of future results.

www.cvdequipment.com | www.firstnano.com | www.stainlessdesign.com

For further information about this topic please contact:
Richard Catalano, Vice President & CFO
Phone: (631) 981-7081
Email: investorrelations@cvdequipment.com

www.cvdequipment.com | www.firstnano.com | www.stainlessdesign.com

CVD EQUIPMENT CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	$5,069	$5,809	$13,764	$10,461
Gross profit	1,388	1,441	3,821	2,207
Operating expenses	* 2,620	2,188	* 5,241	3,927
Operating loss	(1,232)	(747)	(1,420)	(1,720)
Net loss	$(1,113)	$(839)	$(1,142)	$(1,836)
Basic and diluted loss per share	$(0.16)	$(0.12)	$(0.17)	$(0.27)

* Includes loss on sale of Tantaline subsidiary of $0.2 million and an impairment charge related to MesoScribe fixed assets of $0.1 million.

CVD EQUIPMENT CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$13,033	$14,365
Accounts receivable, net	2,156	3,788
Contract assets	2,951	2,170
Inventories, net	4,150	2,538
Employee retention credit receivable	1,529	-
Other current assets	543	797
Total current assets	24,362	23,658
Employee retention credit receivable	-	1,529
Property, plant and equipment, net	12,300	12,596
Intangible assets, net	111	119
Other assets	10	10
Total assets	$36,783	$37,912

Liabilities and Stockholders' Equity
Current liabilities	$7,755	$8,164
Long-term debt, net of current portion	309	349
Total stockholders’ equity	28,719	29,399
Total liabilities and stockholders’ equity	$36,783	$37,912

This earnings release should be read in conjunction with the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for fiscal year ended December 31, 2022.

www.cvdequipment.com | www.firstnano.com | www.stainlessdesign.com